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                                                                     EXHIBIT 4.7

              CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES
                                      OF
                     SERIES B CONVERTIBLE PREFERRED STOCK
                                      OF
                        PHYSICIANS RESOURCE GROUP, INC.

            Pursuant to Section 151 of the General Corporation Law
                           of the State of Delaware

     Physicians Resource Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with Section 151 thereof, DOES HEREBY CERTIFY:

     That, pursuant to authority conferred upon the Board of Directors in accordance with the provisions of the Second Restated Certificate of Incorporation, as amended, of said Corporation, the said Board of Directors on March 25, 1997, adopted the following resolution creating a series of 200,000 shares of Convertible Preferred Stock designated as "Series B Convertible Preferred Stock":

          RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Second Restated Certificate of Incorporation, a series of Preferred Stock, par value $.01 per share of the Corporation be and hereby is created, and that designation and number of shares thereof and the voting and other powers, preferences and relative participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

                     SERIES B CONVERTIBLE PREFERRED STOCK

     SECTION 1. DESIGNATION. The shares of such series shall be designated as "Series B Convertible Preferred Stock," par value $.01 per share, and the number of shares constituting such series shall be 200,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Convertible Preferred Stock.

     SECTION 2. DIVIDENDS. The holders of shares of Series B Convertible Preferred Stock shall not be not entitled to dividends.

     SECTION 3. VOTING RIGHTS. Except as provided by law, the holders of Series B Convertible Preferred Stock shall have no voting rights and their consent shall not be required for taking any corporate action.
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     SECTION 4.  REACQUIRED SHARES.  Any shares of Series B Convertible
Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Convertible Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     SECTION 5. REDEMPTION. The shares of Series B Convertible Preferred Stock shall not be redeemable.

     SECTION 6. LIQUIDATION, DISSOLUTION OR WINDING UP. (a) The liquidation value of shares of Series B Convertible Preferred Stock, in the case of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, shall be $.01 per share.

             (b) In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, the holders of shares of Series B Convertible Preferred Stock shall be entitled to receive out of the net assets of the Corporation, the liquidation value of such shares held by them in preference to and in priority over distributions upon the Common Stock of the Corporation (the "Common Stock"). Upon payment in full of the liquidation value to which the holders of shares of Series B Convertible Preferred Stock are entitled, the holders of shares of Series B Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

             (c) Neither a consolidation or merger of the Company with or into any other corporation, nor a merger of any other corporation with or into the Company, nor a sale or transfer of all or any part of the Company's assets for cash or securities or other property shall be considered a liquidation, dissolution or winding-up of the Company within the meaning of this Section.

     SECTION 7. CONVERSION RIGHTS. (a) Holders of shares of Series B Convertible Preferred Stock will have the right, exercisable at any time, to convert each share of Series B Convertible Preferred Stock into one share of the Common Stock of the Corporation, subject to adjustment as described below (such rate or adjusted rate being referred to herein as the "Conversion Rate").

             (b) Any holder of shares of Series B Convertible Preferred Stock electing to convert such shares or any portion thereof in accordance with
Section 7(a) shall deliver the certificates therefor to the principal office, the Corporation or of any transfer agent for the Common Stock, with the form of notice of election to convert endorsed on such certificates fully completed and duly executed. The conversion right with respect to any such shares of Series B Convertible Preferred Stock shall be deemed to have been exercised at the date upon which the certificates therefor with such notice of election duly executed shall have been so delivered, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Common Stock upon said date.
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             (c) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of Series B Convertible Preferred Stock; any fractional interest that would result from conversion shall be rounded up or down to the nearest whole share and there shall be no cash paid by or to the Corporation in respect of such fractional interest.

             (d) If a holder converts shares of Series B Convertible Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares or Common Stock upon the conversion. The holder, however, shall pay any such tax which is due because the shares are issued in a name other than the name of such holder.

             (e) The Corporation shall reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of all of the shares of the Series B Convertible Preferred Stock. For the purposes of this subsection (e), the full number of shares of Common Stock then issuable upon the conversion of all outstanding shares of the Series B Convertible Preferred Stock shall be computed as if at the time of computation of such number of shares of Common Stock all outstanding shares of the Series B Convertible Preferred Stock were held by a single holder. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of the Series B Convertible Preferred Stock at the time outstanding. If any shares of Common Stock required to be reserved for issuance upon conversion of shares of the Series B Convertible Preferred Stock hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be issued upon such conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be so registered or approved.

             All shares of Common Stock that may be issued upon conversion of the shares of Series B Convertible Preferred Stock shall be validly issued, fully paid and nonassessable.

             In order that the Corporation may issue shares of Common Stock upon conversion of the shares of Series B Convertible Preferred Stock, the Corporation will endeavor to comply with all applicable federal and state securities laws.

             (f) The Conversion Rate in effect at any time shall be subject to adjustment as follows:

             If the Corporation:

                   1. pays a dividend or makes a distribution on its Common
             Stock in shares of its Common Stock;

                   2. subdivides its outstanding shares of Common Stock into a greater number of shares;

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                   3. combines its outstanding shares of Common Stock into a
             smaller number of shares;

                   4. makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; or

                   5. issues by reclassification of its Common Stock any shares of its capital stock;

             then the conversion privilege and the Conversion Rate in effect immediately prior to such action shall be adjusted so that the holder of shares of Series B Convertible Preferred Stock thereafter converted may receive the number of shares of capital stock of the Corporation that the holder would have owned immediately following such action if the holder had converted the shares of Series B Convertible Preferred Stock immediately prior to such action.

             The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

             If after an adjustment a holder of shares of Series B Convertible Preferred Stock upon conversion of such shares may receive shares of two or more classes of capital stock of the Corporation, the Corporation shall determine the allocation of the adjusted Conversion Rate between the classes of capital stock. After such allocation, the conversion privilege and the Conversion Rate of each class of capital stock thereafter shall be subject to adjustment on terms comparable to those applicable to Common Stock.

             (g) If (i) the Corporation takes any action that would require an adjustment in the Conversion Price pursuant to Section 6(f); or (ii) there is a liquidation or dissolution of the Corporation, the Corporation shall mail to all holders of Series B Convertible Preferred Stock a notice thereof stating the proposed record date for the dividend or distribution or the proposed effective date of the subdivision, combination or reclassification. The Corporation shall mail the notice at least 15 days before such date. Failure to mail the notice or any defect in it shall not affect the validity of the transaction.

             (h) If the Corporation is a party to a transaction in which the Corporation consolidates or merges with or into, or transfers or leases all or substantially all of its assets to, any person, or a merger which reclassifies or changes its outstanding Common Stock, upon consummation of such transaction the shares of Series B Convertible Preferred Stock shall automatically become convertible into the kind and amount of securities, cash or other assets which the holder of shares of Series B Convertible Preferred Stock would have owned immediately after the consolidation, merger, transfer or lease if the holder had converted the shares of the Series B Convertible Preferred Stock immediately before the effective date of the transaction.

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     SECTION 8.   OTHER RIGHTS. The shares of Series B Convertible Preferred
Stock shall not have any powers, preferences or relative participating, optional or other, special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein. The Corporation may issue other shares senior in right of preference or liquidation to the Series B Convertible Preferred Stock.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate and does affirm the foregoing as true under the penalties of perjury this 25th day of March, 1997.

                                                /s/ RICHARD J. D'AMICO
                                                --------------------------------
                                                RICHARD J. D'AMICO,
                                                EXECUTIVE VICE PRESIDENT,
                                                PHYSICIANS RESOURCE GROUP, INC.





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